Exhibit (a)(1)(A)

CIENA CORPORATION AND CYRAS SYSTEMS, LLC

OFFER TO PURCHASE FOR CASH ALL THE OUTSTANDING CYRAS SYSTEMS, LLC

4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE AUGUST 15, 2005

(CUSIP NUMBER 23281W-AA-9)

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 29, 2002.

      CIENA Corporation (“CIENA”) and its wholly-owned subsidiary, Cyras Systems, LLC (“Cyras”), hereby offer to purchase all the outstanding Cyras Systems, LLC 4 1/2% Convertible Subordinated Notes due August 15, 2005 (the “Notes”) for a purchase price payable in cash of $1,189.42 per $1,000 principal due at maturity. Our offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented from time to time) and the related Letter of Transmittal. We refer to this Offer to Purchase and the related Letter of Transmittal as the “Offer.”

      The terms of this Offer are summarized in question and answer format in the accompanying Summary Term Sheet, and are described in greater detail in the accompanying Offer to Purchase and related Letter of Transmittal. We urge you to read these documents carefully and in their entirety. This Offer is not conditioned upon a minimum number of Notes being tendered and you may elect to tender all or only a portion of your Notes. The Offer is, however, subject to several other conditions.

      We are implementing this Offer because we are obligated to do so under the terms of the indenture dated as of August 18, 2000 between Cyras Systems, Inc. and State Street Bank and Trust Company of California, N.A., as amended.

      Although the CIENA board of directors and the sole member of Cyras have approved this Offer, neither CIENA or its board of directors nor Cyras or its member make any recommendation as to whether you should tender your Notes for cash. You must make your own decision whether to tender your Notes and if so, the amount of Notes to tender.

      You should direct questions about this Offer or requests for assistance to the CIENA Investor Relations Department at (888) 243-6223 or ir@ciena.com.

April 1, 2002

IMPORTANT

      If you wish to tender all or a part of the Notes that are registered in your name, you should follow the instructions described in Section 10 — “Procedures for Tendering Notes” carefully, including completing and signing the accompanying Letter of Transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to State Street Bank and Trust Company of California, N.A. Please allow sufficient time to ensure that the documents are received by the deadline of 5:00 p.m. New York City time on April 29, 2002. If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your Notes and request that the nominee tender them for you.

      We are not making this Offer to, nor will we accept any tender of Notes from or on behalf of, Noteholders in any jurisdiction in which the Offer or the acceptance of any tender of Notes would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to Noteholders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Notes for cash pursuant to the Offer. You should rely only on the information contained in this Offer or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

      CIENA Corporation (“CIENA”), a Delaware corporation, and its wholly-owned subsidiary, Cyras Systems, LLC (“Cyras”), a Delaware limited liability company and the successor to Cyras Systems, Inc., are jointly offering to purchase the Notes. Cyras Systems, Inc. became a wholly-owned subsidiary of CIENA in March 2001 as a result of the Agreement and Plan of Merger dated as of December 18, 2000 between CIENA, Cyras Systems, Inc. and CO Acquisition Corp. (Page 7)

What securities are you seeking to purchase?

      We are offering to purchase all of the outstanding Cyras Systems, LLC 4 1/2% Convertible Subordinated Notes due August 15, 2005. The Notes were issued under an indenture dated August 18, 2000 (the “Indenture”) between Cyras Systems, Inc. and State Street Bank and Trust Company of California, N.A. as trustee (the “Trustee”), as amended.

How much are you offering to pay and what is the term of payment?

      We are offering to pay $1,189.42 in cash per each $1,000 principal amount of Notes due at maturity. When we refer to a Note in the singular we are referring to a note representing $1,000 principal amount at maturity. You will not have to pay any transfer taxes or fees or commissions on this amount. (Page 8)

Why are we making the offer?

      Because a “Complying Public Equity Offering,” as that term is defined in the Indenture, has not occurred prior to March 31, 2002, Cyras is required to make an offer to purchase the Notes pursuant to the terms of the Indenture. Because CIENA may be the source of funds used to purchase the Notes, CIENA, as Cyras’s parent corporation, is jointly making the Offer with Cyras. (Page 9).

Do you have the financial resources to make payment?

      Yes. We have sufficient existing funds on hand to permit the repurchase all of the outstanding Notes for the cash purchase price. (Page 15).

How long do I have to tender in the Offer?

      You have until 5:00 p.m. New York City Time, on April 29, 2002 to tender your Notes in the Offer, unless the Offer is extended. (Page 8).

What are the conditions to the Offer?

      The Offer is not conditioned upon a minimum number of Notes being tendered. However, the Offer is subject to the conditions described in Section 5. (Page 10)

How do I tender my Notes?

      To tender your Notes, you must deliver the required documents to State Street Bank and Trust Company of California, N.A. (the “Depositary”) no later than 5:00 p.m. New York City time on April 29, 2002. A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such beneficial owner desires to tender such Notes. Holders whose Notes are held through DTC should, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through the Automated Tender Offer Program (“ATOP”). Because the Trustee has physical possession of all of the Notes, you do not have to deliver the certificates representing your Notes. (Page 13)

If I tender, when and how will I receive payment for my Notes?

      We will accept for payment all properly tendered Notes immediately upon expiration of the Offer. We will promptly forward the appropriate amount of cash to cover the purchase price of the tendered Notes to the Depositary, who will distribute the cash to the Holders. Because the Depositary will be distributing the cash to Holders of tendered Notes, we do not know exactly when you will receive your check. (Page 11)

Until what time can I withdraw previously tendered Notes?

      You can withdraw previously tendered Notes at any time until 5:00 p.m., New York City time, on April 29, 2002. (Page 15)

How do I withdraw previously tendered Notes?

      To withdraw Notes, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary prior to 5:00 p.m., New York City time, on April 29, 2002. Alternatively, you may deliver a “Request Message,” as defined herein, to DTC indicating your withdrawal. (Page 15)

Do I need to do anything if I do not wish to tender my Notes?

      No. If you do not deliver a properly completed and duly executed Letter of Transmittal or submit your acceptance through ATOP before the expiration of the Offer, you will not be a participant in the Offer.

Do I have to tender all of my Notes?

      No. You may tender all of your Notes, a portion of your Notes, or none of your Notes. If you wish to tender a portion of your Notes, however, which we refer to as a “partial tender,” you must tender your Notes in denominations of $1,000 principal due at maturity.

If I do not tender, will I continue to be able to exercise my conversion rights?

      Yes. If you do not submit your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert each Note into approximately 6.9 shares of CIENA common stock.

Are there other special factors that I should consider before tendering?

      Yes, there are several special factors that you should consider before deciding whether or not to tender your Notes, which are outlined in Section 3 — “Special Considerations Relating to the Offer.” (Page 9)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes in the Offer?

      The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will generally recognize gain or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash received for the Note, and (ii) your “adjusted tax basis” for the Note at the time of sale. The gain or loss will be capital gain or loss if the Notes were held as a capital asset. An exception to this capital gain treatment may apply to you if you purchased a Note at a “market discount.” This statement includes only a summary of the possible tax consequences to you. You should consult with your own tax advisor regarding the actual tax consequences to you. (Page 17)

When does the Offer expire?

      The Offer expires on April 29, 2002, at 5:00 p.m., New York City time. It can only be extended in very limited circumstances.

What do the CIENA board of directors and the Cyras member think of the Offer?

      Although the CIENA board of directors and the Cyras member have approved this Offer, neither CIENA or its board of directors nor Cyras or its member make any recommendation as to whether you should tender or refrain from tendering your Notes. You must make your own decision whether to tender any or all of your Notes.

Who can I talk to if I have questions about the Offer?

      For additional information or assistance, you should contact the CIENA Investor Relations Department at (888) 243-6223 or ir@ciena.com.

THE OFFER

1.     Introduction

      CIENA Corporation, a Delaware corporation (“CIENA”) and Cyras Systems, LLC (“Cyras”), a Delaware limited liability company, a wholly-owned subsidiary of CIENA and the successor to Cyras Systems, Inc. (CIENA and Cyras together are referred to collectively in this Offer to Purchase as “Offerors”), are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), to purchase for cash at a price of $1,189.42 per $1,000 principal amount at maturity (the “Offer Consideration”) all of the outstanding Cyras Systems, LLC 4 1/2% Convertible Subordinated Notes (the “Notes”). The Notes were issued under an indenture dated as of August 18, 2000 (the “Indenture”), between Cyras Systems, Inc. and State Street Bank and Trust Company of California, N.A., as trustee (the “Trustee”), as amended. The Offer is required to be made pursuant to the terms of the Indenture.

      The Offer will expire at 5:00 p.m., New York City time, on April 29, 2002 unless extended (such time and date, as the same may be extended, the “Expiration Date”). If Notes are accepted for payment pursuant to the Offer, only holders of Notes (“Holders”) who validly tender their Notes pursuant to the Offer at or prior to 5:00 p.m., New York City time, on the Expiration Date will receive the Offer Consideration. Interest on validly tendered Notes will cease to accrue as of the Acceptance Date (as defined herein). The Offer Consideration constitutes the entire amount that Holders who tender their Notes will receive; additional interest will not be paid on the tendered Notes. Notes tendered in the Offer may be withdrawn at any time prior to the Expiration Date.

      In the event that the Offer is not completed for any reason, the Offer Consideration will not be paid or become payable to Holders of Notes who have tendered their Notes.

      Subject to applicable securities laws, the Indenture and the terms set forth in the Offer, the Offerors reserve the right to extend or to terminate the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Offerors shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER.

      NEITHER CIENA NOR CYRAS MAKE ANY RECOMMENDATIONS AS TO WHETHER OR NOT HOLDERS OF NOTES SHOULD TENDER THEIR NOTES IN RESPONSE TO THE OFFER.

      A beneficial owner desiring to tender Notes whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee and instruct them to tender the Notes. See Section 10 — “Procedures for Tendering Notes.”

      The Depository Trust Company (“DTC”) has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effect a tender, DTC participants shall, in lieu of delivering the Letter of Transmittal, transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”) for which the transaction will be eligible. A beneficial owner of Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such Holder to tender the Notes on the beneficial owner’s behalf. See Section 10 — “Procedure for Tendering Notes.” Because the Trustee has physical possession of all of the Notes, the Holders will not be required to deliver the actual certificates representing the Notes.

      A Holder who desires to tender Notes and who cannot comply with the procedures for book-entry transfer described herein or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer may tender such Notes by following the procedure for guaranteed delivery set forth in Section 10 — “Procedures for Tendering Notes.”

      No person has been authorized to give any information or make any representation other than those contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Offerors, the Depositary or the Trustee. The Offer is not being made to Holders in any jurisdiction in which it is unlawful to make such Offer. Neither the delivery of this Offer and related documents nor any purchase hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to its date or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Offerors since the date hereof.

2.     Terms of the Offer

      Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offerors are offering to purchase for cash all of the outstanding Notes at a price of $1,189.42 for each $1,000 principal due at maturity of Notes tendered.

      Holders of Notes purchased in the Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes by the Offerors. The Offerors will pay all charges and expenses in connection with the Offer.

      Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount at maturity and integral multiples thereof. All Notes validly tendered in accordance with the procedures set forth in Section 10 — “Procedures for Tendering Notes” and not withdrawn in accordance with the procedures set forth in Section 11 — “Withdrawal of Tenders” at or prior to the Expiration Date will, upon the terms and subject to the conditions of the Offer, be accepted for payment by the Offerors, and payment will be made therefor on the Payment Date, as defined below.

      All Notes validly tendered on or prior to 5:00 p.m. on the Expiration Date and not validly withdrawn will, upon the terms and subject to the conditions hereof (including the terms and conditions of any extension or amendment hereto), be accepted for payment by the Offerors on the business day immediately following the Expiration Date, which is expected to be April 30, 2002 (the “Acceptance Date”), and payments therefor will be made to the Depositary on the Acceptance Date (the “Payment Date”). Because the Depositary will be distributing the Offer Consideration to the Holders of tendered and accepted Notes, we do not know exactly when you will receive your check. Each tendering Holder of Notes whose Notes are accepted for payment pursuant to the Offer will receive the same consideration therefor, per $1,000 principal amount due at maturity thereof, as all other Holders of Notes whose tenders are accepted.

      The Offerors will be obligated to accept for purchase and to pay for the Notes validly tendered and not withdrawn pursuant to the Offer.

      Subject to applicable securities laws, the Indenture and the terms set forth in the Offer, the Offerors reserve the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect.

      Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, provided that, in the case of an extension of the Offer, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Offerors shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or as otherwise required by law.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and

13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). These rules provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

      The Offerors make no recommendations as to whether or not Holders of Notes should tender their Notes pursuant to the Offer.

3.     Special Considerations Relating to the Offer

      THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION DESCRIBED ELSEWHERE HEREIN, SHOULD BE CAREFULLY CONSIDERED BY EACH HOLDER OF NOTES BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.

      CIENA Conversion Value of Notes. Pursuant to the requirements of the Indenture, the Offer Consideration is $1,189.42 per $1,000 principal due at maturity. This is more than the value of the CIENA common stock into which the Notes may be converted based on recent trading prices. Accordingly, before deciding whether to tender any Notes, Holders of Notes should consider the value of the CIENA common stock into which the Notes may be converted. See Section 6 — “Price Range of our Common Stock.”

      Position of the Offerors Concerning The Offer. The board of directors of CIENA and the sole member of Cyras have approved the Offer. However, neither CIENA nor Cyras is making any recommendations to any Holder of Notes as to whether to tender or refrain from tendering all or any portion of such Holder’s Notes. Each Holder must make such Holder’s own decision whether to tender such Holder’s Notes. Holders of Notes are urged to review carefully all of the information contained or incorporated by reference in this Offer.

4.     Purpose of the Offer

      Pursuant to Section 13.1 of the Indenture and Section 11 of the Note, Cyras Systems, LLC, the successor to Cyras Systems, Inc., is obligated to make an offer to purchase all of the outstanding Notes if a Complying Public Equity Offering had not occurred by March 31, 2002. As no Complying Public Equity Offering had occurred as of that date, Cyras Systems, LLC is obligated to make this offer. Because CIENA is likely to be the source of funds to pay for Notes purchased in the Offer, CIENA, as the parent corporation, is making the Offer in conjunction with Cyras.

      Subject to the foregoing, and except as otherwise disclosed in this Offer to Purchase or in CIENA’s filings with the Securities and Exchange Commission (“SEC”), neither CIENA nor Cyras presently have any plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e) any other material change in our corporate structure or business;

(f) CIENA’s common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) CIENA’s common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of CIENA’s obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither CIENA or its board of directors nor Cyras or its member make any recommendation as to whether you should tender your Notes, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Purchase and to consult your own investment and tax advisors. You must make your own decision whether to tender your Notes.

5.     Conditions of the Offer

      Notwithstanding any other provision of the Offer, we will not be required to accept any Notes tendered, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Notes tendered, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after April 1, 2002 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the purchase of some or all of the Notes pursuant to the Offer, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of CIENA or our subsidiaries, including Cyras, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us; or

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly make the acceptance of tendered Notes illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer.

      The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 5 will be final and binding upon all persons.

6.     Price Range of CIENA Common Stock

      CIENA common stock is quoted on the Nasdaq National Market under the symbol “CIEN.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low

Fiscal 2002
Second Quarter (through March 28, 2002)	$12.95	$7.13
First Quarter ended January 31, 2002	$27.71	$12.60
Fiscal 2001
Fourth Quarter ended October 31, 2001	$37.03	$9.20
Third Quarter ended July 31, 2001	$66.73	$28.29
Second Quarter ended April 30, 2001	$94.00	$33.50
First Quarter ended January 31, 2001	$121.38	$59.56
Fiscal 2000
Fourth Quarter ended October 31, 2000	$151.00	$64.19
Third Quarter ended July 31, 2000	$90.13	$44.94
Second Quarter ended April 30, 2000	$94.50	$30.03
First Quarter ended January 31, 2000	$39.69	$16.75

      On March 28, 2002, the closing price of our common stock, as reported by the Nasdaq National Market, was $9.00 per share.

      We recommend that you obtain current market quotations for CIENA common stock before deciding whether to tender your Notes.

7.     Description of Notes and Related Matters

      Cyras Systems, Inc. issued $150,000,000 in principal amount due at maturity of Notes on August 18, 2000. As of April 1, 2002, the entire amount is currently outstanding. The Notes are unsecured obligations of Cyras, the successor to Cyras Systems, Inc., and are subordinated to all existing and future Senior Indebtedness, as that term is defined in the Indenture, of Cyras.

      Interest accrues on the Notes at the rate of 4 1/2% per annum, and Cyras is obligated to pay interest on the Notes semiannually on February 15 and August 15 to the Holder of a Note at the close of business on February 1 or August 1, as the case may be.

      The Notes mature on August 15, 2005. At any time prior to that date, each Note is convertible into approximately 6.9 shares of CIENA common stock at a conversion price of $144.64 per share, unless previously redeemed or otherwise purchased by Cyras.

      If, at any time prior to August 15, 2005, a Change in Control, as such term is defined in the Indenture, occurs with regard to CIENA, then, at the option of each Holder, CIENA shall become obligated to purchase all or any part of the Notes specified by each Holder.

8.     Acceptance of Notes for Payment

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Indenture and applicable law, the Offerors will, on the Payment Date, which shall occur promptly after the Acceptance Date, pay the Offer Consideration to the Depositary for all Notes validly tendered and not withdrawn under the Offer. Such payment will be made by the deposit of the Offer Consideration in immediately available funds by CIENA.

      The Offerors expressly reserve the right, in their sole discretion, to delay acceptance for payment of Notes tendered under the Offer or the payment for Notes accepted for purchase (subject to the requirements of the

Indenture and subject to Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that the Offerors pay the consideration offered or return the Notes deposited by or on behalf of the Holders of Notes promptly after the termination or withdrawal of the Offer); or to terminate the Offer, in order to comply, in whole or in part, with any applicable law. In all cases, payment by the Depositary for Notes accepted for purchase pursuant to the Offer to Holders or beneficial owners will be made only after timely receipt by the Depositary of (i) timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Section 10 — “Procedures for Tendering Notes,” (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or a properly transmitted Agent’s Message (as defined herein) and (iii) any other documents required by the Letter of Transmittal, as applicable.

      For purposes of the Offer, the Offerors will be deemed to have accepted for payment (and therefore purchased) Notes that have been validly tendered and not validly withdrawn (or defectively tendered Notes with respect to which the Offerors give oral or written notice thereof to the Depositary) only when, as and if we give oral or written notice to the Depositary of our acceptance of such Notes for payment pursuant to the Offer. With respect to all Notes so accepted, the Offerors will, on the Acceptance Date, deposit the aggregate Offer Consideration, to the extent payable, in immediately available funds with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Offerors and transmitting such payments to the tendering Holders. Under no circumstances will there be any further accretion of the principal amount because of any delay in the transmission of funds to the holders of purchased Notes or otherwise.

      Tenders of Notes pursuant to the Offer will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

      Notes accepted for tender will be cancelled.

9.     Expiration, Extension, Amendment or Termination of the Offer

      The Offer will expire at 5:00 p.m. New York City time, on April 29, 2002, unless extended (such date and time, as the same may be extended, the “Expiration Date”).

      The Offerors expressly reserve the right, at any time or from time to time, subject to the requirements of the Indenture and applicable law, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, the Notes, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      If the Offerors extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed or if the Offerors are unable to accept for payment or pay for Notes pursuant to the Offer, then without prejudice to the Offeror’s rights under the Offer, the Depositary may retain tendered Notes on behalf of the Offerors, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Section 11 — “Withdrawal of Tenders.” However, the ability of the Offerors to delay the payment for Notes which the Offerors have accepted for payment is limited by the Indenture and by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination of withdrawal of a tender offer.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms of information.

10.     Procedures for Tendering Notes

      Holders will not be entitled to receive the Offer Consideration unless they tender their Notes and applicable paperwork to the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date.

      Tender of Notes. The tender by a Holder of Notes (and subsequent acceptance of such tender by the Offerors) pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and the Offerors in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      Only registered Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Holders may not transfer Notes in connection with the tender.

      Tender of Notes held through a Custodian. To effectively tender Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such Holder to tender the Notes on the beneficial owner’s behalf.

      Tender of Notes held through DTC. To effectively tender Notes that are held through DTC, DTC participants must, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance of the Offer and their agreement to be bound by the Letter of Transmittal through the Automated Tender Offer Program (“ATOP”) for which the transaction will be eligible and DTC will then edit and verify the acceptance and send an Agent’s Message (as defined below) to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

      THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING SUCH NOTES AND DELIVERING SUCH REQUIRED DOCUMENTS AND EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH DATE.

      Book-Entry Delivery Procedures. The Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, timely book-entry delivery of Notes pursuant to the Offer requires receipt of a Confirmation (a “Book-Entry Confirmation”) at or prior to the Expiration Date. Although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, unless the ATOP procedures are being used, the Letter of Transmittal (or facsimile thereof), and any other required documents, must, in any case, be transmitted to and received by the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date in order for the Notes to be deemed validly tendered. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. Holders desiring to tender Notes on the Expiration Date should also note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on that date. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

      Guaranteed Delivery. If a Holder desires to tender Notes pursuant to the Offer and (i) time will not permit the Letter of Transmittal, Agent’s Message or other required documents to reach the Depositary prior to the Expiration Date, or (ii) the procedure for book-entry transfer cannot be completed prior to the Expiration Date, such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied: (i) the tender is made by or through a firm which is a bank, broker, dealer, credit union, savings association, or other “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act (an “Eligible Institution”), (ii) a properly completed and duly executed Notice of Guaranteed Delivery or an Agent’s Message with respect to guaranteed delivery that is accepted by the Offerors is received by the Depositary on or prior to the Expiration Date as provided below; and (iii) a Book-Entry Confirmation of the transfer of such Notes into the Depositary’s account at DTC as described above, together with a Letter of Transmittal properly completed and duly executed, with any signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent’s Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery must be sent to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

      The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the confirmation which states that DTC has received an express acknowledgement from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Offerors may enforce such agreement against such participants.

      All Notes tendered must be tendered by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes). See Instruction 1 of the Letter of Transmittal. Notes must be registered in the name of a person who signs the Letter of Transmittal. Notes not accepted for payment will not be returned to any person other than the registered Holder.

      Notwithstanding any other provisions hereof, payment for Notes tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the Depositary of Book-Entry Confirmation, including by means of an Agent’s Message, of the transfer of such Notes into the Depositary’s account at DTC as described above.

      Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 16 — “Material Federal Income Tax Consequences.”

      Determination of Validity. All questions as to the form of all documents and the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by the Offerors, in their sole discretion, whose determination shall be final and binding. Conditional or contingent tenders will not be considered valid. The Offerors reserve the absolute right to reject any or all tenders of Notes determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Notes may, in the opinion of the Offerors, be unlawful. The Offerors also reserve the absolute right, in their sole discretion, to waive any defects or irregularities in any tender as to particular Notes whether or not similar defects or irregularities are waived in the case of other Holders. The interpretation of the Offerors of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Offerors determine, unless waived by the Offerors. None of the Offerors, the Depositary, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to Holders for failure to give any such notice. If the Offerors waive their right to reject a defective tender of Notes, the tendering Holder will be entitled to the applicable payments.

11.     Withdrawal of Tenders

      Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date but not thereafter except as set forth below. In addition, tenders of Notes may be validly withdrawn if the Offer is terminated without any Notes being purchased thereunder. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder. Tenders of Notes may also be withdrawn, if not yet accepted for payment, after the expiration of 40 business days from the date of this Offer, May 24, 2002.

      For a withdrawal of a tender of Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal or revocation or a “Request Message” as defined below must be received by the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal or revocation must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and the aggregate principal amount at maturity represented by such Notes and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorizes such person to effect such withdrawal or revocation on behalf of such Holder. In lieu of submitting a written, telegraphic or facsimile transmission note of withdrawal or revocation, DTC participants may electronically transmit a request for withdrawal or revocation to DTC. DTC will then edit the request and send a Request Message to the Depositary. The term “Request Message” means a message transmitted to DTC and received by the Depositary, which states that DTC has received a request for withdrawal or revocation from a DTC participant and identifies the Notes to which such request relates. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a timely and properly completed and presented notice of withdrawal or revocation or a Request Message is effective immediately upon receipt thereof even if physical release is not yet effected.

      Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn Notes may be retendered by following one of the procedures described in Section 10 — “Procedures for Tendering Notes,” at any time at or prior to the Expiration Date.

      Withdrawal of Notes can be accomplished only in accordance with the foregoing procedures.

      ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL OR REVOCATION, INCLUDING A REQUEST MESSAGE, WILL BE DETERMINED BY THE OFFERORS, IN THEIR SOLE DISCRETION (WHOSE DETERMINATION SHALL BE FINAL AND BINDING). NONE OF THE OFFERORS, THE DEPOSITARY, THE TRUSTEE OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR REVOCATION OR REQUEST MESSAGE OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

12.     Source and Amount of Funds

      The total amount of funds required by the Offerors to purchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $178,513,000 (assuming 100% of the outstanding principal amount at maturity of Notes are tendered and accepted for payment).

      Due to the fact that the recent conversion value of the Notes is below the Offer Consideration, CIENA expects that it will need to repurchase all or a substantial majority of Notes. In the event Notes are tendered and accepted for payment, CIENA plans to use its cash on hand to purchase the Notes. Accordingly, the Offer is not conditioned on the obtaining of financing.

13.     Information Concerning CIENA and Cyras

      CIENA is a leader in the intelligent optical networking equipment industry. We offer a portfolio of products for communications service providers worldwide. Our customers include long-distance carriers, competitive and incumbent local exchange carriers, Internet service providers and wireless and wholesale carriers. CIENA offers optical transport and intelligent optical switching systems that enable service providers to provision, manage and deliver high-bandwidth services to their customers. We have pursued a strategy to develop and leverage the power of disruptive technologies to change the fundamental economics of building carrier-class tele- and data-communications networks, thereby providing our customers with a competitive advantage. CIENA’s intelligent optical networking products are designed to enable carriers to deliver any time, any size, any priority bandwidth to their customers.

      CIENA is incorporated in Delaware. Our principal executive offices are located at 1201 Winterson Road, Linthicum, Maryland 21090, and our telephone number at that address is (410) 865-8500.

      Cyras is the successor to Cyras Systems, Inc. which merged with a wholly-owned subsidiary of CIENA pursuant to the Agreement and Plan of Merger, dated as of December 18, 2000, by and among CIENA Corporation, Cyras Systems, Inc. and CO Acquisition Corp. Cyras was formed in Delaware. Our principal executive offices are located at 1201 Winterson Road, Linthicum, Maryland 21090, and our telephone number is (410) 865-8500.

      Recent Developments. On February 18, 2002, CIENA announced that it had entered into an agreement to acquire by merger ONI Systems Corp. (“ONI”), a NASDAQ-listed corporation headquartered in San Jose, California. ONI is a provider of optical networking equipment specifically designed to address bandwidth and service limitations of regional and metropolitan networks. Under the terms of the agreement, each outstanding share of capital stock of ONI will be exchanged for 0.7104 shares of CIENA common stock, and CIENA will assume all of ONI’s outstanding options and warrants as well as its outstanding convertible debt. Based on the closing price of CIENA common stock on Friday, February 15, 2002, the transaction is valued at approximately $900.0 million. CIENA expects to complete the acquisition during the second or third calendar quarter of 2002. The ONI acquisition is subject to various conditions and approval by appropriate government agencies and the stockholders of CIENA and ONI.

      On March 26, 2002, CIENA announced an immediate workforce reduction of approximately 650 employees, or approximately 22 percent of its total workforce. CIENA estimates that it will record a restructuring-related charge during its second fiscal quarter between $125 to $135 million. In addition, in its fiscal second quarter, CIENA also expects to record a charge of approximately $200 to $225 million, primarily related to excess inventory associated with its long-haul transport products and purchase commitments with suppliers.

14.     Interests of Directors and Officers

      None of CIENA’s or Cyras’s officers or directors own any of the Notes.

15.     Legal Matters; Regulatory Approvals

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our Offer or regulatory authority or agency, domestic or foreign, whose consent would be required for the acquisition of the Notes as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to purchase tendered Notes is subject to conditions, including the conditions described in Section 5.

16.     Material Federal Income Tax Consequences

      The following discussion summarizes certain United States federal income tax consequences resulting from the sale of the Notes pursuant to the Offer. It is provided for general informational purposes only. It is based on the Internal Revenue Code of the 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The discussion does not address all of the federal income tax consequences that may be relevant to a Holder in light of its particular tax situation or to certain classes of Holders subject to special treatment under the federal income tax laws, nor does it address any aspect of gift, estate, state, local or foreign taxation. The tax treatment of a Holder may vary depending upon its particular circumstances, and certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers and persons holding Notes as part of a hedge, straddle or conversion transaction) may be subject to special rules not discussed below. The discussion assumes that each Holder is a U.S. Person (as defined below) and that the Notes are held as “capital assets” within the meaning of section 1221 of the Code. The discussion also assumes that, although the matter is not free from doubt, the Notes were not issued with original issue discount and are not “contingent payment debt instruments” within the meaning of section 1.1275-4 of the Treasury regulations.

      As used herein, a U.S. Person means (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. The tax treatment of a partner in a partnership may depend on both the partnership’s status and the partner’s status. Partnerships tendering Notes and persons holding beneficial interests in Notes through a partnership are urged to consult their tax advisors.

      EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO IT OF TENDERING OR FAILING TO TENDER NOTES, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

      Sale of Notes Pursuant to the Offer. The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A Holder will generally recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash received for the Note (other than amounts attributable to accrued interest that the Holder has not previously included as income, which will be taxed as ordinary income), and (ii) the Holder’s “adjusted tax basis” for the Note at the time of the sale. The capital gain or loss will be long-term if the Holder held the Note for more than one year at the time of the sale. Long-term capital gains of non-corporate holders are subject to reduced U.S. tax rates. The deductibility of capital losses is subject to limitations.

      Generally, a Holder’s adjusted tax basis for a Note will be equal to the cost of the Note to the Holder, increased by any amount previously included in income pursuant to an election to include market discount in income currently, and decreased (but not below zero) by any acquisition premium which the Holder has previously offset against interest income.

      An exception to the capital gain treatment described above may apply to a Holder who purchased a Note at a “market discount.” The market discount on a Note is the excess of the stated redemption price at maturity of the Note over the Holder’s adjusted tax basis in the Note immediately after its acquisition by the Holder (subject to a de minimis exception pursuant to which market discount is considered to be a zero if it is less than 0.25 of one percent of adjusted issue price multiplied by the number of complete years to maturity from the date of acquisition). In general, any gain realized by a Holder on the sale of a Note having market discount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the Holder, on a constant yield basis) while such Note was held by the Holder, unless the Holder has elected to include market discount in income currently as it accrues.

      Information Reporting. Information statements will be provided to the IRS and the Holders whose Notes are sold pursuant to the Offer reporting the payment of the Offer Consideration (except with respect to Holders that are exempt from the information reporting rules, such as corporations and tax-exempt organizations).

      Backup Withholding and Substitute Form W-9. Under federal income tax law, a backup withholding tax equal to 30% of the Offer Consideration will apply if a Holder who tenders Notes is not exempt from backup withholding and (i) fails to furnish such Holder’s Taxpayer Identification Number (“TIN”) (which, for an individual, is his or her Social Security Number) to the Depositary (as payor) in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) is notified by the IRS that such Holder has failed to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such Holder has not been notified by the IRS that such Holder is subject to backup withholding. Backup withholding does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to a Holder under the backup withholding rules are allowed as a refund or credit against such Holder’s federal income tax liability, provided that the required information is furnished to the IRS. IF THE DEPOSITARY IS NOT PROVIDED WITH THE CORRECT TIN, THE HOLDER MAY BE SUBJECT TO A PENALTY IMPOSED BY THE IRS.

      To prevent backup withholding, a Holder or other payee that is not an exempt recipient should complete the Substitute Form W-9 in the Letter of Transmittal certifying that the TIN provided on such form is correct and that such Holder or other payee is not subject to backup withholding.

17.     Fees and Expenses

      Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Notes pursuant to this Offer to Purchase.

18.     Additional Information

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase is a part, with respect to the Offer. This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We therefore recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your Notes.

      The SEC allows us to “incorporate by reference” information into this Offer to Purchase. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is superseded by information that is included directly in this document. We encourage you to review these documents incorporated by reference before making a decision on whether to tender your Notes.

      This Offer to Purchase incorporates by reference the documents listed below that CIENA has previously filed or will file with the SEC. They contain important information about CIENA and its financial condition.

•	CIENA’s annual report on Form 10-K for its fiscal year ended October 31, 2001, filed on December 13, 2001;

•	CIENA’s quarterly report on Form 10-Q for the fiscal quarter ended January 31, 1002, filed on February 21, 2002;

•	CIENA’s definitive proxy statement filed on February 1, 2002 and additional soliciting materials filed on February 8, 2002;

•	CIENA’s current reports on Form 8-K filed on February 5, February 19, and March 26, 2002;

•	CIENA’s registration statement on Form S-4 filed on March 20, 2002;

•	CIENA’s current report on Form 8-K filed on April 2, 2001 containing the audited financial statements of Cyras Systems;

•	All documents filed with the SEC by CIENA pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Offer to Purchase are incorporated by reference into this Offer to Purchase, effective the date such documents are filed; and

•	The description of CIENA common stock set forth in the CIENA Registration Statement filed under Section 12 of the Exchange Act on Form 8-A on January 13, 1997, including any amendment or report filed with the SEC for the purpose of updating such description.

      In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

      Our SEC file number for these filings is 000-21969. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Our common stock is quoted on the Nasdaq National Market under the symbol “CIEN,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.
Washington, D.C. 20006

      We will also provide without charge to each person to whom a copy of this Offer to Purchase is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the CIENA Investor Relations Department, which can be reached by email at ir@ciena.com or by telephone at (888) 243-6223 between the hours of 9:00 a.m. and 5:00 p.m., New York City time.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Purchase, you should rely on the statements made in the most recent document.

      The information contained in this Offer to Purchase about CIENA Corporation should be read together with the information contained in the documents to which we have referred you.

19.     Miscellaneous

      This Offer to Purchase and the SEC reports we refer to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act. When used in this Offer to Purchase and such SEC reports, the words “anticipate,” “believe,” “estimate,” expect,” “intend” and “plan” as they relate to CIENA or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Sections 27A(b)(2)(C) of the Securities Act and 21E(b)(2)(C) of the Securities Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with a tender offer such as this Offer to Purchase. The documents filed by CIENA Corporation with the SEC, including our annual report on Form 10-K for the fiscal year ended October 31, 2001 and our quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Note holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Notes pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, in the related Letter of Transmittal or the documents that we incorporate by reference. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

CIENA Corporation and Cyras Systems, LLC

April 1, 2002

CIENA CORPORATION AND CYRAS SYSTEMS, LLC

OFFER TO PURCHASE FOR CASH ALL THE OUTSTANDING CYRAS SYSTEMS, LLC

4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE AUGUST 15, 2005

(CUSIP NUMBER 23281W-AA-9)

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 29, 2002.

      Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Purchase may be directed to the CIENA Investor Relations Department at (888) 243-6223 or ir@ciena.com. The address of the Depositary is State Street Bank and Trust Company of California, N.A., 633 West 5th Street, 12th Floor, Los Angeles, California 90071, telephone (213) 362-7345, facsimile (213) 362-7357.

April 1, 2002